EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Earnings per share has been calculated in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" issued by the Financial Accounting Standards Board. SFAS No. 128 requires presentation of earnings per share on a basic computation and a diluted computation. The basic computation divides net income by only the weighted average number of common shares outstanding for the year and the diluted computation gives effect to all diluted common shares that were outstanding during the year. Earnings and outstanding shares for 1998 and 1997 have been restated to give effect to the merger with Bryan Bancorp of Georgia, Inc. that was consummated on December 15, 1998 and accounted for using the pooling of interests accounting method.

The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                   Years Ended December 31,
                                                ------------------------------
                                                  1998       1997        1996
                                                ------      ------      ------
  Income available to common shareholders:
   Used in basic earnings per share             $2,626      $2,911      $2,528
                                               -------      -------    -------
   Used in diluted earnings per share           $2,626      $2,911      $2,528
                                               -------      -------    -------
   Weighted average number of common
    shares used in basic earnings per share      2,661       2,640       2,641
   Effect of dilutive securities:
   Stock options                                    99         117          75
                                               -------     -------     -------
   Weighted average number of common
    and dilutive potential common shares
    used in diluted earnings per share           2,760       2,757       2,716
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